EXHIBIT 99

FOR RELEASE ON JANUARY 20, 2001

Another record year for First National of Nebraska.

Omaha, Nebraska –

	2000	1999	% Increase

Net Income	$105,477,000	$92,361,000	14.2%
Total Assets	9,283,314,000	8,560,444,000	8.4%
Managed Assets	10,695,353,000	9,211,488,000	16.1%
Gross Revenue	1,275,454,000	1,074,245,000	18.7%
Net Income Per Share	315.33	276.02
ROE	15.4%	15.1%
ROA	1.2%	1.2%

First National of Nebraska is pleased to announce another record year.

Pursuing our strategy of quality products and superior service, First National reported total net income of $105.5 million, its twenty-eighth consecutive year where return on average stockholders’ equity was 15% or greater. Total managed assets reached a new high of $10.7 billion. This is an increase of 16% over 1999 year-end managed assets of $9.2 billion. This $1.5 billion growth is the greatest in the company’s history.

In 2000, First National of Nebraska purchased 14 credit card portfolios, a document imaging company in Denver, a mortgage banking company in Houston, a credit card management and marketing company in Atlanta, and opened new banking offices in: Omaha; suburban Kansas City, in the Flatiron Crossing Shopping Center near Denver, and in Frisco, Texas – a suburb of Dallas.

In December 2000 First National Bank of Omaha sold 81% of its wholly owned subsidiary Retriever Payment Systems, headquartered in Houston. Retriever was sold for strategic reasons to a group headed by its management and other investors for $67,000,000. The proceeds were reinvested in the business. First National will continue to process merchants for Retriever under a five-year contract.

First National operates 71 banking locations in Nebraska, Colorado, Kansas, and South Dakota and employs 6,433 people in 45 states.